The Stock Exchange of Hong Kong Limited takes no responsibility for the contents of this announcement, makes no representation as to its accuracy or completeness, and expressly disclaims any liability whatsoever for any loss howsoever arising from or in reliance upon the whole or any part of the contents of this announcement.

PCCW Limited
SUNDAY COMMUNICATIONS LIMITED
(Incorporated in Hong Kong with limited liability)	(Incorporated in the Cayman Islands with limited liability)
(Stock Code: 0008)	(Stock Code: 0866)

PCCW Mobile Holding No. 2 Limited
(Incorporated in the British Virgin Islands with limited liability)

JOINT ANNOUNCEMENT

(1) CONFIRMATION IN RESPECT OF APPROXIMATELY 48.0159%
OF THE SCHEME SHARES TO VOTE IN FAVOUR OF THE PROPOSAL
(2) APPOINTMENT OF INDEPENDENT FINANCIAL ADVISER
(3) DELAY IN DESPATCH OF THE SCHEME DOCUMENT

Confirmation in respect of approximately 48.0159% of the Scheme Shares to vote in favour of the Proposal

The directors of PCCW, PCCW Mobile and SUNDAY jointly announce that on 12th October, 2005, Huawei, as the owner of the Huawei Scheme Shares, confirmed in writing to each of PCCW Mobile and SUNDAY that it is Huawei's present intention that the votes in respect of all of the Huawei Scheme Shares, representing approximately 48.0159% of the Scheme Shares, will be cast in favour of the resolutions to approve and implement the Scheme at the meetings of Shareholders to be convened for such purpose as referred to in the Announcement.

Shareholders and potential investors should be aware that Huawei's confirmation only relates to its present intention as at 12th October, 2005. Such letter of intent is not binding on Huawei, which may change its intention at any time. If PCCW, PCCW Mobile or SUNDAY are informed by Huawei, or otherwise become aware, of a change of intention by Huawei as regards the Huawei Scheme Shares, a further announcement will be made.

Appointment of independent financial adviser

ING Bank N.V. has been appointed as the independent financial adviser to advise the independent board committee of SUNDAY in connection with the Proposal.

Delay in despatch of the Scheme Document

Under Rule 8.2 of the Takeovers Code, the Scheme Document should be sent to Shareholders on or before 18th October, 2005. However, the despatch of the Scheme Document will be delayed due to the additional time required for finalising the Scheme Document and accommodating Court Meeting arrangements and fixing court hearing dates. Accordingly, the Scheme Document is anticipated to be sent to Shareholders on or before 14th November, 2005. A detailed timetable for the Scheme will be set out in the Scheme Document and in the announcement to be issued upon the despatch of the Scheme Document.

Reference is made to the joint announcement of PCCW, PCCW Mobile and SUNDAY dated 27th September, 2005 (the "Announcement") in relation to the proposed privatisation of SUNDAY by PCCW Mobile by way of a scheme of arrangement. Unless otherwise defined herein, capitalised terms and expressions shall have the meanings as used in the Announcement.

Introduction

On 27th September, 2005, PCCW, PCCW Mobile and SUNDAY jointly announced that on 27th September, 2005, PCCW Mobile requested the directors of SUNDAY to put forward a Proposal to the Scheme Shareholders regarding a proposed privatisation of SUNDAY by way of a scheme of arrangement under Section 86 of the Companies Law. A description of the Proposal and the Scheme is set out in the Announcement.

Confirmation in respect of approximately 48.0159% of the Scheme Shares to vote in favour of the Proposal

On 12th October, 2005, Huawei, as the owner of the Huawei Scheme Shares, confirmed in writing to each of PCCW Mobile and SUNDAY that it is Huawei's present intention that the votes in respect of all of the Huawei Scheme Shares, representing approximately 48.0159% of the Scheme Shares, will be cast in favour of the resolutions to approve and implement the Scheme at the meetings of Shareholders to be convened for such purpose as referred to in the Announcement.

The Huawei Scheme Shares represent approximately 48.0159% in nominal value of the Shares of the Scheme Shareholders and approximately 48.0162% in nominal value of the Scheme Shares of the Independent Shareholders.

Shareholders and potential investors should be aware that Huawei's confirmation only relates to its present intention as at 12th October, 2005. Such letter of intent is not binding on Huawei, which may change its intention at any time. If PCCW, PCCW Mobile or SUNDAY are informed by Huawei, or otherwise become aware, of a change of intention by Huawei as regards the Huawei Scheme Shares, a further announcement will be made.

The Proposal will only become effective and binding on SUNDAY and all Scheme Shareholders if, among other things, the Scheme is approved (by way of poll) by a majority in number of the Scheme Shareholders representing not less than seventy-five percent in nominal value of the Shares of the Scheme Shareholders present and voting either in person or by proxy at the Court Meeting, provided that:

(i)  the Scheme is approved (by way of poll) by Independent Shareholders holding not less than 75% in nominal value of those Scheme Shares that are voted either in person or by proxy at the Court Meeting; and

(ii) the Scheme is not disapproved (by way of poll) by Independent Shareholders at the Court Meeting holding more than 10% in nominal value (being 61,732,755 Shares) of all the Scheme Shares held by the Independent Shareholders.

PCCW, PCCW Mobile and SUNDAY will make a further announcement upon receipt by any of them of any other letters of intent from Scheme Shareholders.

Appointment of independent financial adviser

ING Bank N.V. has been appointed as the independent financial adviser to advise the independent board committee of SUNDAY in relation to the Proposal.

Despatch of the Scheme Document

Pursuant to Rule 8.2 of the Takeovers Code, unless the consent of the Executive is otherwise obtained, the Scheme Document in relation to the Scheme should be sent to Shareholders within 21 days of the date of the Announcement, which would be on or before 18th October, 2005.

More time is needed to finalise the Scheme Document. Further, a court hearing is required for the Court to issue its direction for convening the Court Meeting, whereupon the particulars of the Court Meeting will be finalised and specified in the Scheme Document. As at the date of this announcement, it is currently anticipated that the earliest available time for such a court hearing will be 14th November, 2005. As such, the Scheme Document (which will be a composite document that includes the Scheme, the related explanatory statement and all relevant letters to Shareholders) cannot be despatched to Shareholders on or before 18th October, 2005. An application will be made to the Executive for an extension of the time for the despatch of the Scheme Document and it is currently anticipated that the Scheme Document will be despatched to Shareholders on or before 14th November, 2005. A detailed timetable for the Scheme will be set out in the Scheme Document and in the announcement to be issued upon the despatch of the Scheme Document.

Notice to US holders

This business combination is made for the securities of a foreign company. The Scheme is subject to disclosure requirements of Hong Kong that are different from those of the US. Any financial statements to be included in the Scheme Document have been prepared in accordance with foreign accounting standards that may not be comparable to the financial statements of US companies.

It may be difficult for ADS holders to enforce their rights and any claim ADS holders may have arising under US federal securities laws, since PCCW and SUNDAY are located in Hong Kong and PCCW Mobile is located in the British Virgin Islands, and some or all of their respective officers and directors may be residents of Hong Kong or other foreign countries. ADS holders may not be able to sue any of PCCW, SUNDAY or PCCW Mobile or their officers or directors in Hong Kong or another foreign court for violations of US securities laws. It may be difficult to compel any of PCCW, SUNDAY, PCCW Mobile or their affiliates to subject themselves to a US court's judgment.

ADS holders should be aware that SUNDAY may purchase securities otherwise than under the Scheme, such as in open market or privately negotiated purchases.

Definitions

In this announcement, the following expressions have the meanings set out below unless the context requires otherwise.

"Huawei"	Huawei Tech. Investment Co., Limited, a company incorporated in Hong Kong with limited liability

"Huawei Scheme Shares"	296,416,000 Scheme Shares legally and beneficially owned by Huawei

"Scheme Document"	the composite scheme document in relation to the Scheme containing the Scheme, the related explanatory statement and all relevant letters to Shareholders as well as the particulars required by the Takeovers Code

By Order of the Board	By Order of the Board
PCCW Limited	SUNDAY Communications Limited
Hubert Chak	Raymond Wai Man Mak
Company Secretary	Company Secretary

By Order of the Board
PCCW Mobile Holding No. 2 Limited
Winnie King Yan Siu Morrison
Director

Hong Kong, 13th October, 2005

As at the date of this announcement, the directors of PCCW are as follows:

Executive Directors:
Li Tzar Kai, Richard (Chairman); So Chak Kwong, Jack (Deputy Chairman and Group Managing Director); Yuen Tin Fan, Francis (Deputy Chairman); Peter Anthony Allen; Alexander Anthony Arena; Chung Cho Yee, Mico; Lee Chi Hong, Robert; Dr Fan Xingcha

Non-Executive Directors:
Sir David Ford, KBE, LVO; Zhang Chunjiang; Dr Tian Suning (Deputy Chairman)

Independent Non-Executive Directors:
Prof Chang Hsin-kang; Dr Fung Kwok King, Victor; Dr The Hon Li Kwok Po, David, GBS, JP;Sir Roger Lobo, CBE, LLD, JP; Aman Mehta; The Hon Raymond George Hardenbergh Seitz

As at the date of this announcement, the directors of SUNDAY are as follows:

Executive Directors:
Alexander Anthony Arena (Chairman); Chan Kee Sun, Tom; Chan Wing Wa; Chow Ding Man, Gary; Hui Hon Hing, Susanna; Kwok Yuen Man, Marisa

Non-Executive Director:
Hongqing Zheng

Independent Non-Executive Directors:
John William Crawford; Henry Michael Pearson Miles; Robert John Richard Owen

As at the date of this announcement, the directors of PCCW Mobile are Winnie King Yan Siu Morrison and Lim Beng Jin.

The directors of PCCW jointly and severally accept full responsibility for the accuracy of the information contained in this announcement (other than that relating to the SUNDAY Group) and confirm, having made all reasonable enquiries, that to the best of their knowledge, opinions expressed in this announcement have been arrived at after due and careful consideration and there are no other facts not contained in this announcement relating to the PCCW Group, the omission of which would make any statement in this announcement misleading.

The directors of SUNDAY jointly and severally accept full responsibility for the accuracy of the information contained in this announcement (other than that relating to the PCCW Group) and confirm, having made all reasonable enquiries, that to the best of their knowledge, opinions expressed in this announcement have been arrived at after due and careful consideration and there are no other facts not contained in this announcement relating to the SUNDAY Group, the omission of which would make any statement in this announcement misleading.

The directors of PCCW Mobile jointly and severally accept full responsibility for the accuracy of the information contained in this announcement (other than that relating to the SUNDAY Group) and confirm, having made all reasonable enquiries, that to the best of their knowledge, opinions expressed in this announcement have been arrived at after due and careful consideration and there are no other facts not contained in this announcement relating to the PCCW Group, the omission of which would make any statement in this announcement misleading.